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              N E W S   R E L E A S E

For Immediate Release

Contact:       HemaCare Corporation
          JoAnn Stover, Director of Investor Relations
          877-310-0717
          www.hemacare.com

RELEASE DATE:  April 8, 2003

           HEMACARE CORPORATION ANNOUNCES THE DEVELOPMENT
               OF A LIQUID IVIG MANUFACTURING PROCESS

     LOS  ANGELES  ------ HemaCare Corporation (OTC  Bulletin  Board:
HEMA) announced today that it has developed a liquid intravenous immune globulin ("IVIG") manufacturing process, which is used primarily in the treatment of immune deficiencies. Immune globulin is a protein fractionated from human plasma. The manufacturing process offers an approximate 75% yield from plasma (as compared to approximately 45% with most current methods), with high purity and extremely low IgA levels. In addition, this process involves fewer steps than conventional IVIG purification methods, shortening the production cycle and reducing costs. The Company stated that it has submitted a U.S. patent application for this method and will pursue licensing the process to commercial fractionators. Commercial benefit to HemaCare in the future is dependent on obtaining licensing agreements with plasma fractionators.

     The IVIG fractionation industry has a market of approximately $500 million world-wide. Immune globulin, a protein fractionated from human plasma, is used primarily in the treatment of immune deficiencies and, in high dose, as a treatment for a variety of autoimmune diseases including disorders in the fields of neurology and hematology.

                     About HemaCare Corporation

     Founded in 1978, HemaCare is a national provider of blood products and services and the only publicly traded company engaged in the blood services industry in the U.S. HemaCare is licensed by the FDA and accredited by the American Association of Blood Banks. The Company focuses on providing cost effective, high quality solutions to the blood-related needs of U.S. hospitals.


This press release contains "forward-looking statements" within the meaning of the term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended). Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements pursuant to the safe harbor provisions referenced above. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the
Company with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlined the forward looking statements contained herein. The Company undertakes no obligation to publicly release any revision to these forward looking statements made to reflect events or circumstances after the date hereof.

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